For Immediate Release

Contact:                 Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter of 2009 Results

Greenwich, Connecticut, March 6, 2009 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its results for the first quarter ended January 31, 2009.

Diluted Funds from Operations (FFO) for the first quarter of fiscal 2009 was $7,901,000 or $0.32 per Class A Common share and $0.29 per Common share, compared to $7,975,000 or $0.32 per Class A Common share and $0.29 per Common share in last year’s first quarter.

Net income applicable to Class A Common and Common stockholders was $3,606,000 or $0.15 per diluted Class A Common share and $0.13 per diluted Common share in the first quarter of fiscal 2009 compared to $4,492,000 or $0.18 per diluted Class A Common share and $0.16 per diluted Common share in the same quarter last year.

Rental revenues from same properties were higher this quarter as a result of increased real estate tax expense recoveries compared to a year ago.  Base rents increased slightly this quarter from higher rental rates on recent lease renewals and increases on in place leases offset by a decrease in the occupancy percentage in the first quarter of fiscal 2009.  Recent property acquisitions also increased revenues this quarter by $890,000.  At January 31, 2009 the percentage of the core properties gross leasable area that was leased amounted to 90.8%, a decrease of 3.70% from the fiscal year ending October 31, 2008.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “We were disappointed to see the percentage of space leased at our properties decrease this quarter due primarily to the vacancy of two stores by Linens ‘n Things and one store by Borders Books.  We remain encouraged by the level of interest expressed by retailers in our portfolio and are working hard to fill our vacancies.  During the first quarter we leased or renewed 191,000 square feet of space at average base rent increases of 4%.  We can not say when this recession will end; however, the company is in a strong position to get through this severe economic downturn.  Although the shopping center industry is grappling with an extreme curtailment of credit availability and a drastic reduction in consumer spending, our Company’s historically conservative approach to financing provides us with a strong balance sheet and ample liquidity to meet our short and long term financing needs and to be in a position to capitalize on buying opportunities when they arise.  We have no unfunded development projects and we believe that the two property level mortgages coming due this year can be refinanced or re-paid with available cash or draws from our existing revolving lines of credit.   The Company has approximately $55 million available on its unsecured and secured lines of credit with The Bank of New York Mellon and Wells Fargo Bank N.A. which do not expire until 2011.  Of the Company’s 43 properties, currently 33 are free and clear with no mortgage debt.  We believe we will have opportunities to purchase properties in our target area from other property owners or their current lenders in accordance with our strategic plan.”

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)
Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2009 results
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2009	2008
Revenues
Base rents	$15,543	$14,742
Recoveries from tenants	5,489	4,465
Lease termination income	-	58
Mortgage interest and other	338	166
Total Revenues	21,370	19,431

Operating Expenses
Property operating	3,421	3,063
Property taxes	3,389	2,825
Depreciation and amortization	4,355	3,493
General and administrative	1,618	1,484
Directors' fees and expenses	88	75
Total Operating Expenses	12,871	10,940

Operating Income	8,499	8,491
Non-Operating Income (Expense):
Interest expense	(1,542)	(1,749)
Interest, dividends and other investment income	37	95
Minority interests	(115)	(9)
Net Income	6,879	6,828
Preferred stock dividends	(3,273)	(2,336)

Net Income Applicable to Common and Class A Common Stockholders	$3,606	$4,492

Diluted Earnings Per Share:
Common:	$.13	$.16
Class A Common	$.15	$.18

Dividends Per Share:
Common	$.2175	$.2150
Class A Common	$.2400	$.2375

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	7,279	7,227
Class A Common and Class A Common Equivalent	17,995	18,585

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2009 results
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2009	2008
Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:

Net Income Applicable to Common and Class A Common Stockholders	$3,606	$4,492

Plus: Real property depreciation	2,830	2,677
Amortization of tenant improvements and allowances	1,163	655
Amortization of deferred leasing costs	302	142
Minority interest	-	9

Funds from Operations Applicable to Common and Class A Common Stockholders	$7,901	$7,975

Funds from Operations (Diluted) Per Share:
Class A Common	$.32	$.32
Common	$.29	$.29

Balance Sheet Highlights
(in thousands)
	January 31,	October 31,
	2009	2008
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$565,806	$568,272

Total Assets	$504,693	$506,117

Liabilities
Revolving credit lines and mortgage notes payable	$109,578	$110,054

Total liabilities	$120,928	$120,247

Redeemable Preferred Stock	$96,203	$96,203

Minority Interest	$9,370	$9,370

Total Stockholders’ Equity	$278,192	$280,297